UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2017

WisdomTree Investments, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-10932

Delaware	13-3487784
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

245 Park Avenue

35th Floor

New York, NY 10167

(Address of principal executive offices, including zip code)

(212) 801-2080

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 26, 2017, WisdomTree Asset Management, Inc., a wholly-owned subsidiary of WisdomTree Investments, Inc. (the “Company”), entered into an employment agreement with Kurt MacAlpine to serve as Executive Vice President-Head of Global Distribution for an indefinite term, and on an “at will” basis.

The employment agreement provides for Mr. MacAlpine to receive an annual base salary of $300,000. The terms of Mr. MacAlpine’s employment agreement are substantially identical to the other executive officers of the Company, except that the Chief Executive Officer of the Company receives an annual base salary of $450,000. Mr. MacAlpine is eligible to receive such incentive compensation as may be determined by the Company’s Board of Directors or Compensation Committee and to participate in standard Company benefit plans. The employment agreement contains employee confidentiality, assignment of inventions and non-solicitation of employees provisions, as well as non-competition provisions which are applicable as described below. Mr. MacAlpine also is entitled to the following benefits in the event of the termination of his employment:

Termination by the Company Without Cause or by the Executive Officer for Good Reason. The employment agreement provides that if Mr. MacAlpine is terminated by the Company other than (i) due to his death or disability or for “cause”, or (ii) if he resigns for “good reason” (an “Involuntary Termination”) and he (A) enters into and does not revoke a release agreement with the Company and (B) complies with a three-month restrictive covenant from the date of termination, the Company will pay him his base salary through the termination date and the earned but unpaid cash portion of his prior year incentive compensation plus:

•	one year’s base salary (“Annual Base Salary”);

•	a pro rata portion of an amount equal to 50% of the incentive compensation that he would have received in the year of termination based upon the Company’s performance (“Termination Year Cash Incentive Compensation”); and

•	50% of the average incentive compensation paid to him in the preceding three years (“Average Cash Incentive Compensation”).

The Termination Year Cash Incentive Compensation will be paid when the Company pays to non-terminated senior executives their incentive compensation for the termination year. The Annual Base Salary and Average Cash Incentive Compensation will be paid in substantially equal installments over a 12-month period. Mr. MacAlpine also may elect to have the Company pay for COBRA insurance coverage for a one-year period following the date of termination.

The employment agreement also provides that any equity award that would have vested in the 12-month period that immediately follows the date of termination will vest immediately, and unvested awards will remain outstanding for 12 months following the date of termination. In addition, if a “change of control” (as defined in the employment agreement) occurs within 12 months after the date of termination, all equity awards will vest on the effective date of the change of control.

Involuntary Termination Within 18 Months After a Change of Control. In the event of Mr. MacAlpine’s Involuntary Termination within 18 months after a change of control of the Company, and Mr. MacAlpine (i) enters into and does not revoke a release agreement with the Company and (ii) complies with a 12-month restrictive covenant from the date of termination, the Company will pay him his salary through the termination date and the earned but unpaid cash portion of his prior year incentive compensation plus:

•	an amount equal to 1.75 times the Annual Base Salary;

•	a pro rata portion of the Average Cash Incentive Compensation based on the number of days he was employed during the year of termination; and

•	an amount equal to 1.75 times the Average Cash Incentive Compensation.

Such amounts will be paid in one lump sum. Mr. MacAlpine also may elect to have the Company pay for COBRA insurance coverage for a 21-month period following the date of termination. In addition, any equity award that would have vested in the 21-month period that immediately follows the date of termination will vest immediately.

Termination by the Company for Cause or Voluntary Resignation by the Executive Officer Without Good Reason. If Mr. MacAlpine is terminated by the Company for cause or voluntarily resigns without good reason, the Company may elect to enforce a three-month restrictive covenant in consideration for which the Company will pay him: (i) 25% of the Annual Base Salary; (ii) an amount equal to 12.5% of the average incentive compensation paid to him in the preceding three years; and (iii) an amount equal to 25% of the value of any equity awards that would have vested in the one-year period following the date of termination if no termination had occurred. Such amounts will be paid in substantially equal installments over a three-month period. Mr. MacAlpine also may elect to have the Company pay for COBRA insurance coverage for a three-month period following the date of termination.

The foregoing summary is qualified in its entirety by reference to the Form of Employment Agreement for Executive Officers, dated December 22, 2016, filed with the SEC on December 23, 2016 as Exhibit 10.1 to the Company’s Current Report on Form 8-K and incorporated herein by reference, and the appendix applicable to Mr. MacAlpine, which is attached as an exhibit hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit 10.1(1)	Form of Employment Agreement for Executive Officers, dated December 22, 2016

Exhibit 10.1(f)(2)	Appendix A to Employment Agreement between the Company and Kurt MacAlpine, dated January 26, 2017

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2016.
(2)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WisdomTree Investments, Inc.
Date: January 27, 2017

	By:	/s/ Jonathan Steinberg
Jonathan Steinberg
Chief Executive Officer and President

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